UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

Lottery.com Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38508	No. 81-1996183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20808 State Hwy 71 W, Unit B Spicewood, Texas	78669
(Address of Principal Executive Offices)	(Zip Code)

(512) 592-2451

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Audit Committee of the Board of the Directors (the “Board”) of Lottery.com (the “Company”) retained outside counsel to conduct an independent investigation that has revealed instances of non-compliance with state and federal laws concerning the state in which tickets are procured as well as order fulfillment. The investigation also identified issues pertaining to the Company’s internal accounting controls. Following a report on the findings of the independent investigation, on June 30, 2022, the Board terminated the employment of Ryan Dickinson as the Company’s President, Treasurer and Chief Financial Officer, effective July 1, 2022. Mr. Dickinson served as the Company’s President and Treasurer since October 2021 and as the Company’s Chief Financial Officer since March 2022. The Company is continuing to work with outside counsel with respect to the matters that are the subject of the independent investigation and to institute appropriate remedial measures.

Effective July 1, 2022, Harry Dhaliwal has been named as the Company’s Interim Chief Financial Officer and principal financial officer.

Mr. Dhaliwal, age 63, served as Finance Transformation Leader and Global Process Owner at AIG from November 2019 until July 2021. At AIG, Mr. Dhaliwal helped establish the company’s finance transformation structure, including its systems architecture, process changes and operating model. Prior to AIG, Mr. Dhaliwal served as CFO at Emulate, Inc. from February 2019 to October 2019 and as CFO of Serv Co, a Barclays PLC subsidiary, from 2017 to 2019. He previously served in a variety of roles at GE from 2002 to 2017, including as Finance Leader, Global Operations and Finance Transformation at GE Inc. from 2014 to 2017 and as Global Controller, Treasury from 2010 to 2013 at GE Capital. Prior to joining GE, Mr. Dhaliwal served as Managing Director at NACCO Materials Handling Group, Inc. from 1999 to 2002. Prior to joining NACCO, Mr. Dhaliwal held positions in Group Accounting, Financial Planning & Analysis at Xerox Corporation. Prior to joining Xerox, Mr. Dhaliwal held a position as Senior Lecturer in Auditing and Accounting at EW Fact and served in senior audit roles at a London city chartered accountancy practice. Mr. Dhaliwal earned a Business Diploma from University of West London and Fellowship from the Chartered Association of Certified Accountants (London).

The Company entered into a consulting agreement with Mr. Dhaliwal on July 1, 2022 (the “Agreement”).

The Agreement provides that Mr. Dhaliwal will serve as Interim Chief Financial Officer of the Company for six months, commencing on July 1, 2022 and terminating on December 31, 2022. Mr. Dhaliwal’s consulting services may be terminated earlier than December 31, 2022 (i) upon Mr. Dhaliwal’s resignation or death or (ii) by either the Company or Mr. Dhaliwal without cause or reason upon written notice to the other party 15 days prior to the termination date of the Agreement. Mr. Dhaliwal will, among other things, assist the Company with its financial systems, develop a financial dashboard for the Board of Directors and Senior Management and carry out a comprehensive review of the Company’s finance function. The Agreement includes customer and employee non-solicitation provisions as well as confidentiality obligations. Pursuant to the Agreement, Mr. Dhaliwal will be paid a total of $209,550.00 based on completion of tasks and will have the opportunity to receive a discretionary bonus in the amount of $50,000.00. The Company will also reimburse Mr. Dhaliwal for all pre-approved travel and other out-of-pocket expenses incurred in the performance of his duties under the Agreement, including reasonable accommodations. Mr. Dhaliwal will not be entitled to receive any employee benefits, including, but not limited to, health and accident insurance, life insurance or paid time off.

The foregoing description of Mr. Dhaliwal’s Agreement is qualified in its entirety by reference to the text of the Agreement filed as Exhibit 10.1 and incorporated herein by reference.

Mr. Dhaliwal does not have any family relationship with any director or executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company’s Chief Executive Officer and Board chair, Tony DiMatteo, has stepped down as Board chair effective July 5, 2022, which will enable him to devote more time to his responsibilities as Chief Executive Officer. Mr. DiMatteo will remain as a member of the Board. In his place as chair, the Board, on July 5, 2022, appointed Steven M. Cohen and Richard Kivel as co-chairs effective as of that date. In their roles as Board co-chairs, Steven will be primarily responsible for coordinating Board oversight of legal, compliance, and financial reporting matters, and Richard will be primarily responsible for coordinating Board oversight of business and operational matters. Katie Lever, the Company’s Chief Legal Officer, will report directly to the Board co-chairs.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Consulting Agreement by and between AutoLotto, Inc. dba Lottery.com and Simpexe, LLC, specifically Harry Dhaliwal, dated July 1, 2022
104	Cover Page Interactive Date File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lottery.com Inc.

By:	/s/ Kathryn Lever
Name:	Kathryn Lever
Title:	Chief Operating Officer and Chief Legal Officer

Date: July 5, 2022

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